Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

THIRD QUARTER 2013 FINANCIAL RESULTS

Los Angeles, CA, November 7, 2013/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights

•	Core Earnings, a non-GAAP financial measure, of $25.7 million, or $0.39 per basic share ($0.38 per diluted share) and net income attributable to common stockholders of $21.1 million, or $0.32 per basic and diluted share

•	During the quarter, the Company invested approximately $126 million, composed of $42 million into an existing participating preferred equity investment in a diversified multifamily portfolio and $84 million into five loan originations with a blended interest rate of approximately 10%

•	Obtained a new credit facility (to replace the prior $175 million credit facility) that, subject to certain conditions and limitations, provides maximum availability of $360 million, with an option to accordion to $600 million subject to additional lender commitments

•	Declared and paid a third quarter dividend of $0.35 per share of common stock, consistent with the second quarter of 2013

•	Subsequent to quarter end, the Company invested and agreed to invest, on an unlevered basis, approximately $443 million, composed of (i) $288 million into three loan portfolio acquisitions including a portfolio of first mortgage, primarily multifamily loans from Freddie Mac, a portfolio of primarily first mortgage, commercial real estate loans from the FDIC and a portfolio of sub-performing, first mortgage loans on institutional Spanish assets from a European bank, (ii) $124 million into the acquisition of a credit tenant lease office campus in the Midwest and (iii) $31 million into two loan originations associated with our floating rate securitization and multifamily lending platforms; and raised net proceeds of approximately $202 million through the sale of 10 million shares of its common stock

Third Quarter Operating Results

For the third quarter of 2013, equity in income of unconsolidated joint ventures and interest income and other income from affiliates contributed $25.1 million and $22.4 million, respectively, to total income of $47.5 million. Total expenses for the quarter were $14.4 million including administrative expenses of $1.8 million. During the third quarter of 2013, the Company reported net income attributable to common stockholders of $21.1 million, or $0.32 per basic and diluted share. Colony Financial’s Core Earnings were $25.7 million, or $0.39 per basic share and $0.38 per diluted share, for the third quarter of 2013.

“Our third quarter results demonstrate again the efficacy of our business model,” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer. “Core earnings of $0.39 per share more than covered our $0.35 per share dividend as was the case in the prior quarter. This is truly outstanding as Colony American Homes, our most significant investment at $550 million, showed improving results including a 10% rise in occupancy, but only contributes a minimal amount to our core earnings currently. Furthermore, our pipeline is more robust and diversified than ever as evidenced by both recent closings and new contracts to purchase. This includes two more investments acquired from U.S. government entities, a purchase of a first mortgage loan portfolio on core Spanish commercial real estate assets from a European bank, and our first credit tenant lease office acquisition.”

Third Quarter Activity

•	The Company and a minority unaffiliated investor invested an additional $51 million (of which the Company’s share was $42 million) of participating preferred equity in the joint venture referred to as Multifamily Portfolio Preferred Equity to facilitate the acquisition and renovation of approximately 2,700 apartment units in Georgia, Texas and Florida. The sponsor funded $17 million of common equity at closing. The additional investment was made on the same terms as the original investment made in March 2013, which provides for a 12% preferred return, 1% issuance fee and a 30% profit participation after the joint venture and the sponsor have each attained a 12% internal rate of return. The common and preferred equity proceeds were used along with mortgage financing proceeds to acquire multifamily properties comprising approximately 6,300 units within 16 apartment communities in Georgia, Texas and Florida. Our share of this participating preferred investment entity is 83%, or $97 million.

•	The Company invested in a joint venture with investment funds managed by an affiliate of our Company’s manager (“Co-Investment Funds(s)”) that originated a $30 million first mortgage loan to finance the acquisition and redevelopment of high-end, single family residential properties in infill, coastal southern California markets. The loan bears an interest rate of 15%, of which 7% may be paid-in-kind, and is subject to certain other fees. The term of the loan is four years. The joint venture may fund an additional $40 million that would be funded at our discretion. The Company’s share of the investment is 50%, or $15 million funded to date.

•	The Company invested in a joint venture with certain Co-Investment Funds to originate a U.S. dollar denominated $40 million junior first mortgage interest secured by a luxury beach resort in Mexico. The loan bears an interest rate of 11.5%, of which 3% may be paid-in-kind and is subject to certain other fees and yield maintenance features. The loan matures in January 2019. The Company’s share of this investment is 50%, or $20 million.

•	The Company invested with a third party joint venture partner to originate a $70 million first mortgage loan secured by a newly constructed 385-unit off campus, student housing property in Upstate New York. The initial funding was $63 million with a $7 million future funding obligation subject to the property achieving certain operating metrics. The loan bears interest at 1-month LIBOR plus 5% with a 0.5% LIBOR floor and matures in September 2015. Subsequent to quarter end, the $7 million additional funding was advanced to the borrower as the property achieved the threshold operating metrics. The $70 million loan was funded via a $46 million non-recourse, matched term loan and $24 million from the joint venture. The Company’s share of this investment is 90% and the targeted levered equity return is approximately 11%.

•	The Company invested in a joint venture with certain Co-Investment Funds that originated two U.S. dollar denominated first mortgage loans with a combined unpaid principal balance (“UPB”) of $57 million to recapitalize a partially constructed hotel and residential development project located in St. Barths, French West Indies. One loan secured by the hotel portion of the property has an initial term of five years and bears interest at 1-month LIBOR plus 12.25%. The other loan secured by the residential portion of the property has an initial term of two years and bears interest at 1-month LIBOR plus 10.25%. The loans are subject to certain cross collateralization and cross default features, 1% origination fee, 1% exit fee and yield maintenance. The Company’s share of this investment is 33.3%, or $16 million.

•	The Company entered into a joint venture with unaffiliated investors to form a platform to originate short-term, first mortgage loans on multifamily properties. This lending platform was formed in part to take advantage of the void expected to be left by the recently announced multifamily lending curtailment by Government Sponsored Enterprises (“GSEs”). Subsequent to quarter end, the joint venture originated a $44 million first mortgage loan secured by a multifamily property in Tennessee. Net of proceeds from the joint venture’s matched term, non-recourse credit facility, the Company’s share of the net equity is $8 million.

•	The Company originated a $12 million first mortgage loan secured by a flex office building in Maryland. The loan bears interest at 1-month LIBOR plus 7.25% and is subject to 1% origination fee and 1% exit fee. The loan has an initial maturity date of October 2016 and can be extended for a maximum of 24 months, subject to payment of extension fees and satisfaction of debt yield requirements. This loan origination is part of an ongoing program to aggregate a sufficient number of similar profile loans to create an opportunity to subsequently finance the loan portfolio with a matched term, non-recourse, floating rate securitization. This execution would allow the Company to obtain expected leveraged equity returns in excess of 12% based on current market conditions.

•	The Company maintained its funded investment in CAH OP at $550 million. As of September 30, 2013, Colony American Homes (“CAH”) owned approximately 14,100 homes in nine states and the overall portfolio was 59% leased, up from 49% leased as of June 30, 2013. As of November 2, 2013, CAH owned approximately 14,500 homes and the overall portfolio was 61% leased. The improvement in portfolio occupancy is the result of a deliberate strategy to slow acquisition activity in order to focus on improved operational performance including higher renovation and leasing productivity. During the third quarter, CAH averaged approximately 1,000 renovations and 900 new leases per month. This compares to 900 and 650, respectively, in the second quarter. Acquisitions averaged approximately 600 homes per month for the third quarter, as compared to 1,400 homes per month in the second quarter. During the third quarter, CAH also closed on a $500 million credit facility and expects to increase the facility size to over $1 billion by the end of the year. CAH has also begun originating loans under a new lending program to other owners of single family homes for rent. This loan portfolio, once scaled, as well as CAH’s broader owned homes portfolio could be financed with securitizations in the future.

Activities Subsequent to Third Quarter 2013

•	The Company invested in a joint venture with certain Co-Investment Funds that acquired a portfolio of 100% performing loans from Freddie Mac. The portfolio is comprised of 27 loans with an average balance of $7.2 million and is 81% collateralized by multifamily assets with the balance a combination of student housing and seniors housing collateral. The aggregate purchase price for the portfolio was approximately $177 million, representing approximately 91% of the portfolio’s UPB of $194 million. The Company’s share of this investment is 73%, or $130 million. The portfolio is currently unlevered, however, it is expected to be financed with non-recourse financing in the near future.

•	The Company invested in a joint venture with certain Co-Investment Funds that consummated a structured transaction with the FDIC. The joint venture acquired an initial 20% managing member equity interest in a newly formed limited liability company created to hold a portfolio of acquired loans, with the FDIC retaining the other 80% equity interest. Additionally, upon return of capital to all parties, the joint venture will receive a 40% equity interest in the entity, with the FDIC retaining the other 60% equity interest. The portfolio included 415 performing and non-performing loans with an aggregate UPB of $199 million, consisting of substantially all first mortgage recourse commercial real estate and acquisition, development and construction loans. The portfolio was effectively acquired at 57% of the portfolio’s UPB. The Company’s share of the managing member interest is 50%, or $13 million.

•	As part of the Company’s ongoing loan origination program to pursue a potential floating rate securitization, the Company originated a $10 million first mortgage loan secured by a multi-tenant office building located in Michigan. The loan bears an interest rate of 1-month LIBOR plus a spread of 7% and a 1% origination fee and a 1% exit fee. The mortgage loan has an initial maturity date of November 2015 and can be extended for a maximum of 12 months, subject to payment of extension fees and satisfaction of debt yield requirements.

•	The Company entered into a purchase and sale agreement to acquire an office campus by year-end in the Midwest fully occupied by a single-A rated tenant. The acquisition cost including estimated closing costs is approximately $124 million, which represents a 7.5% cap rate on in-place net operating income and approximately a 20% discount to estimated replacement cost. The Company expects to finance this acquisition with a 10-year term, non-recourse, fixed rate loan and is targeting an initial cash-on-cash yield of approximately 13%.

•	The Company agreed to invest in a joint venture with certain Co-Investment Funds that is under a binding contract to acquire three sub-performing first mortgages at a substantial discount to UPB. The mortgages are secured by two office properties and one retail property in Spain. The Company may invest up to approximately $145 million for its share of the acquisition, prior to potential financing and co-investment.

•	The Company issued 10,000,000 shares of its common stock and the net offering proceeds after deducting underwriting discounts and commissions and offering costs payable by the Company were approximately $201.8 million.

Credit Facility

On August 6, 2013, the Company obtained a new credit facility to replace the prior $175 million credit facility. Subject to certain conditions and limitations, the new credit facility provides maximum availability of $360 million (with an option to accordion to $600 million subject to additional lender commitments) and the Company currently has the ability to borrow the maximum amount. Compared to the prior facility, the new facility has expanded the types of assets and associated income that can qualify for the borrowing base and carries a lower interest rate of LIBOR plus 2.75% or 3.00% depending on the Company’s leverage ratio (down from a rate of LIBOR plus 3.50% or 3.75% for the prior facility). The new revolving facility has a three year term with an ability to extend any outstanding balance at initial maturity for an additional two years subject to certain terms and conditions.

Book Value

The Company’s GAAP book value per common share was $18.53 on September 30, 2013, down from $18.58 as of June 30, 2013. As of November 6, 2013, the Company had 76,492,749 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its financial assets and liabilities at fair value, the net fair value of the Company’s financial assets and liabilities at September 30, 2013 would have been $122.2 million in excess of the net carrying value of the Company’s financial assets and liabilities as of the same date.

Common and Preferred Stock Dividends

The Company’s Board of Directors declared a quarterly dividend of $0.35 per common share for the third quarter of 2013. The dividend was paid on October 15, 2013, to stockholders of record on September 30, 2013.

In addition, the Company’s Board of Directors declared a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with a liquidation preference of $25 per share for the quarterly period ending October 15, 2013. The dividend was paid on October 15, 2013, to stockholders of record on September 30, 2013.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the manager and the Independent Directors and approval by a majority of the Independent Directors.

Conference Call

Colony Financial, Inc. will conduct a conference call to discuss the results on Friday, November 8, 2013, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 10000577. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live broadcast, a replay will be available beginning November 8, 2013 at 10:00 a.m. PT / 1:00 p.m. ET, through November 22, 2013, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 10000577. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. A replay of the call will also be available for 90 days on the Company’s Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of real estate-related debt and equity investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) real estate and real estate-related debt, including loans acquired at a discount to par in the secondary market and new originations; and (ii) real estate equity, including single family homes held as rental investment properties. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the

Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 11, 2013, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 12, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 9, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 9, 2013, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com

Media Contact:

Owen Blicksilver P.R., Inc.

Caroline Luz

(203) 656-2829

caroline@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2013 (Unaudited)	December 31, 2012
ASSETS
Cash	$48,584	$170,199
Investments in unconsolidated joint ventures	1,334,699	877,081
Loans held for investment, net	646,036	333,569
Beneficial interests in debt securities, available-for-sale, at fair value	31,123	32,055
Other assets	38,389	22,663

Total assets	$2,098,831	$1,435,567

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$74,000	$—
Secured financing	78,467	108,167
Accrued and other liabilities	12,120	12,944
Due to affiliates	7,039	4,984
Dividends payable	28,590	26,442
Convertible senior notes	200,000	—

Total liabilities	400,216	152,537

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 8.5% Series A Cumulative Redeemable Perpetual, liquidation preference of $25 per share, 50,000,000 shares authorized, 10,080,000 shares issued and outstanding	101	101
Common stock, $0.01 par value, 450,000,000 shares authorized, 66,384,882 and 53,091,623 shares issued and outstanding, respectively	664	531
Additional paid-in capital	1,496,400	1,222,682
Distributions in excess of retained earnings	(18,554)	(5,167)
Accumulated other comprehensive income	3,804	5,184

Total stockholders’ equity	1,482,415	1,223,331
Noncontrolling interests	216,200	59,699

Total equity	1,698,615	1,283,030

Total liabilities and equity	$2,098,831	$1,435,567

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Income
Equity in income of unconsolidated joint ventures	$25,052	$15,838	$69,846	$47,273
Interest income	22,122	10,816	50,989	25,693
Other income from affiliates	296	396	984	1,515

Total income	47,470	27,050	121,819	74,481

Expenses
Management fees	6,520	3,812	19,312	12,276
Investment expenses	720	516	1,870	2,287
Interest expense	5,327	2,550	12,498	5,873
Administrative expenses	1,814	1,517	5,393	4,749

Total expenses	14,381	8,395	39,073	25,185

Realized gain on resolution of loans receivable	1,018	—	4,578	—
Other loss, net	(158)	(331)	(25)	(835)

Income before income taxes	33,949	18,324	87,299	48,461
Income tax (benefit) provision	(14)	596	580	1,401

Net income	33,963	17,728	86,719	47,060
Net income attributable to noncontrolling interests	7,514	2,170	15,212	3,933

Net income attributable to Colony Financial, Inc.	26,449	15,558	71,507	43,127
Preferred dividends	5,355	5,102	16,065	8,560

Net income attributable to common stockholders	$21,094	$10,456	$55,442	$34,567

Net income per common share:
Basic	$0.32	$0.30	$0.86	$1.03

Diluted	$0.32	$0.30	$0.86	$1.03

Weighted average number of common shares outstanding:
Basic	65,707,400	34,358,500	64,053,000	33,254,300

Diluted	74,183,800	34,358,500	64,053,000	33,277,700

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013		2012
GAAP net income attributable to common stockholders	$21,094	$10,456	$55,442		$34,567
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	1,058	654	3,304		3,263
Incentive fee	—	—	—		936
Depreciation expense	3,482	1,300	7,836		2,804
Net unrealized loss (gain) on derivatives	82	75	(242)		155

Core Earnings	$25,716	$12,485	$66,340		$41,725

Basic	$0.39	$0.36	$1.03		$1.24

Diluted	$0.38	$0.36	$1.02	(1)	$1.24

Basic weighted average number of common shares outstanding	65,707,400	34,358,500	64,053,000		33,254,300

Diluted weighted average number of common shares outstanding	74,183,800	34,358,500	69,424,500	(1)	33,277,700

(1)	Includes the effect of adding back $4,951,000 of interest expense associated with convertible senior notes and 5,371,500 weighted average dilutive common share equivalents for the assumed dilutive effect of the convertible senior notes. The effect of the assumed conversion was antidilutive to net income per common share but dilutive to Core Earnings per common share.